Exhibit 10.2

GENTHERM INCORPORATED

DEFERRED COMPENSATION PLAN

PERFORMANCE-BASED AWARD AGREEMENT

This Deferred Compensation Agreement (this “Agreement”) is entered into as of December 31, 2018 by and between Gentherm Incorporated, a Michigan corporation (the “Company”), and Phillip M. Eyler (the “Executive”).

The Company has authorized the Executive to be eligible to receive certain Performance-Based Awards, subject to your execution of this Agreement, as provided below, under the Gentherm Incorporated Deferred Compensation Plan (the “Plan”), a copy of which is attached hereto as incorporated herein by reference.  The effective date of the Agreement is January 1, 2019. Certain capitalized terms used herein are defined in Section 1 below.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the Company and the Executive hereby agree as follows:

1.Definitions.  The following capitalized terms shall have the following meaning for purposes of this Agreement:

“Base Salary” means the base salary otherwise payable by the Company to the Executive under the Employment Agreement in cash on a regular, periodic basis in accordance with the Company’s standard payroll procedures, exclusive of and not including any annual bonus.

2.Performance-Based Award.  Subject to the terms and conditions of the Plan and this Agreement, the Executive will be eligible to receive additional Employer Contributions on an annual basis, based on Company achievement of financial performance targets as determined by the Committee in its sole discretion (“Performance-Based Award”). As of the Effective Date of the Agreement, the Performance-Based Award shall be initially determined pursuant to Exhibit A attached hereto. The maximum annual Performance-Based Award shall be an amount equal to 30% of the Executive’s Base Salary in the immediately preceding calendar year.

3.Performance-Based Award Account. Performance-Based Awards shall be credited to a component account of the Executive’s Account under the Plan (the “Performance-Based Award Account”).

4.Vesting. The Executive shall become vested in the Performance-Based Award Account on January 1 of each of 2020, 2021, 2022 and 2023 (each a “Vesting Date”), if (and only if) as of the Vesting Date the Executive is, and continuously has been, serving as an employee of the Company through such Vesting Date. The following vesting schedule applies to the Performance-Based Award Account:

Vesting Date	Total Vested Amount
January 1, 2020	20%

January 1, 2021	40%
January 1, 2022	60%
January 1, 2023	100%

Notwithstanding anything herein to the contrary, the Executive’s Performance-Based Award Account shall immediately become fully vested upon the occurrence of earlier of the Executive’s (i) death, (ii) disability, or (i) the date of consummation of a Change in Control.

5.Withholding of Taxes.  In the event that the any portion of the Performance-Based Award Account is subject to income or employment tax withholding, whether at the time of deferral, payment or any other time, the Company shall have the right to collect the amount of such withholding tax from the Executive, including, without limitation, by reducing the Performance-Based Award Account or any other amount otherwise payable by the Company to the Executive.

6.Code Section 409A.  This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder and shall be administered and interpreted in a manner consistent with that intent.

7.Opportunity to Consult with Independent Advisors. The Executive acknowledges that he/she has been afforded the opportunity to consult with independent advisors of his/her choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him/her under the terms of the Plan and the (i) terms and conditions which may affect the Executive's right to these benefits, and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Plan. The Executive further acknowledges and agrees that the Company shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Company related to the matters described in the Plan. The Executive further acknowledges that he/she has read, understands and consents to all of the terms and conditions of the Plan, and that he/she enters into the Plan with a full understanding of its terms and conditions.

Gentherm Incorporated

By: /s/ Barbara J. Runyon

Name: Barbara J. Runyon

Title: SVP and CHRO

Executive:

Signature: /s/ Phillip M. Eyler

Print Name: Phillips M. Eyler

EXHIBIT A

PERFOMANCE-BASED AWARD SCHEDULE

TBD